SHARE EXCHANGE AGREEMENT

among

PASSIONATE PET, INC.
(a Nevada corporation)

FIRSTIN WIRELESS TECHNOLOGY , INC.
(a Canadian corporation)

and

SHAREHOLDERS OF FIRSTIN WIRELESS TECHNOLOGY, INC.

DATED AS OF JANUARY 23, 2013

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), effective as of January 23, 2013 (the "Effective Date"), is entered into by and between **Passionate Pet, Inc.**, a corporation formed under the laws of the State of Nevada ("PPET"), **Firstin Wireless Technology, Inc.**, a corporation formed under the laws of Canada ("Firstin"), and the **Shareholders of Firstin** (the "Firstin Shareholders").

WHEREAS the Firstin Shareholders are the registered and beneficial owners of all of the issued and outstanding shares of common stock with no par value, of Firstin (the "Firstin Shares");

WHEREAS PPET is a publicly trading company, whose stock currently trades on the OTC Markets, also known as Pink Sheets, under the symbol "PPET";

WHEREAS, subject to approval by the respective Board of Directors, PPET desires to acquire one hundred percent (100%) of the total issued and outstanding Firstin Shares in exchange for 57,500,000 shares of the common stock, par value $0.001, of PPET representing approximately 64% of the total issued and outstanding shares of PPET (the "PPET Shares");

WHEREAS PPET desires to acquire Firstin in exchange for all of the issued and outstanding shares of Firstin, resulting in Firstin becoming a wholly-owned subsidiary of PPET in a tax-free exchange;

WHEREAS, the parties to this Agreement have agreed to the share exchange subject to the terms and conditions set forth below.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

ARTICLE I
EXCHANGE OF STOCK

Section 1.01. Exchange. Upon the terms and subject to the conditions of this Agreement, the Firstin Shareholders agree to exchange the Firstin Shares for the PPET Shares and PPET agrees to issue to the Firstin Shareholders 57,500,000 PPET Shares. The parties intend that the share exchange shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code. However, PPET makes no representations or warranties regarding the qualification of the share exchange as "tax free". PPET shall cooperate with Firstin in executing any reasonably necessary documents to qualify the share exchange as tax free. The FirstIn shares have not been issued in certificate form, and exist in book entry form in the stock records of Firstin.

Section 1.02. Delivery of Stock. (a) Upon the execution hereof, the shares held by Firstin Shareholders shall remain in book entry format. At closing, the shares held by Firstin Shareholders shall be cancelled and one certificate shall be issued to PPET.
(b) Upon execution hereof, PPET shall deliver to The McGeary Law Firm, P.C. ("the Escrow Agent") stock certificates representing the PPET Shares in the names and denominations as set forth on Exhibit A hereto, with the express understanding and agreement of all parties hereto that in the event that the Closing does not occur and the Firstin Shares are not cancelled and one certificate issued to PPET representing all Firstin Shares, then PPET may present the PPET Shares to its transfer agent for cancellation without any signed stock powers from any of the Firstin Shareholders. If the Closing does not occur the Firstin Shares shall be returned to the Firstin Shareholders.

(c) The execution and delivery of this Agreement shall take place on January 22, 2013 or by counterpart signatures to be sent to such offices by facsimile transmission. All documents and instruments required to be delivered at the Closing shall be delivered into escrow to be held by the Escrow Agent pending completion of the covenants and conditions to closing as set forth in Articles V, VI and VII hereto. Closing shall occur as soon as possible after the effective date of the reverse stock split of 250:1 (the "Reverse Stock Split) of PPET Shares occurs (the "Closing").

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FIRSTIN AND FIRSTIN SHAREHOLDERS

Section 2.01. Organization, Standing and Authority; Foreign Qualification. (a) Firstin is a corporation duly organized, validly existing and in good standing under the laws of Canada with all requisite power and authority to enter into, and perform the obligations under this Agreement. Firstin has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

(b) Firstin is duly qualified or otherwise authorized as a corporation to transact business and is in good standing in each jurisdiction as necessary to conduct business as required by law. Firstin does not file any franchise, income or other tax returns in any other jurisdiction other than Canada, if applicable, based upon the ownership or use of property therein or the derivation of income there from.

Section 2.02. Capitalization. The authorized capital of Firstin consists of an unlimited number of shares of common stock with no par value. A total of 56,387,373 shares of common stock are issued and outstanding. The Firstin Shares are the only class of Firstin's capital stock that is outstanding. All of the outstanding Firstin Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

Section 2.03. Certificate of Incorporation and By-Laws. Firstin has heretofore delivered to PPET true, correct and complete copies of its Articles of Incorporation or other documentation evidencing a corporation and By-law. The minute books of Firstin accurately reflect all actions

taken at all meetings and consents in lieu of meetings of its stockholders, and all actions taken at all meetings and consents in lieu of meetings of each of their boards of directors and all committees.

Section 2.04. Execution and Delivery. This Agreement has been duly executed and delivered by FirstIn and constitutes the valid and binding agreement of each Firstin Shareholder enforceable against the Firstin Shareholders in accordance with its terms.

Section 2.05. Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof do not require any Firstin Shareholder to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or entity.

Section 2.06. No Conflict. The execution, delivery and performance of each of this Agreement and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof will not (a) violate any provisions of the Articles of Incorporation, By-laws or organizational document of Firstin; (b) violate, conflict with or result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, and contract to which any Firstin Shareholder or Firstin is a party to, or to which any of them or any of their respective assets or properties may be bound or subject; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon any Firstin Shareholder or Firstin or upon the Firstin Shares or the properties or business of Firstin; (d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to any Firstin Shareholders or Firstin; or (e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit.

Section 2.07. Title to Stock. Each Firstin Shareholder has valid title to their respective portion of the Firstin Shares free and clear of all liens or encumbrances, including, without limitation, any community property claim. Upon delivery of the Firstin Shares to be made on the Closing, PPET shall acquire good and marketable title thereto, free and clear of any lien, including, without limitation, any community property claim.

Section 2.08. Options or Other Rights. (a) There are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, contracts or other agreements of any kind to purchase or otherwise to receive from any Firstin Shareholder or from Firstin any of the outstanding, unauthorized or treasury shares of the Firstin Shares; and (b) there is no outstanding security of any kind convertible into any security of Firstin, and, except as aforesaid, there is no outstanding contract or other agreement to purchase, redeem or otherwise acquire any of the Firstin Shares.

Section 2.09. Material Information. This Agreement, the financial statements of Firstin and all other information provided in writing by the Firstin Shareholders or Firstin or representatives thereof to PPET, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not

misleading. There are no facts or conditions, which have not been disclosed to PPET in writing which, individually or in the aggregate, could have a material adverse effect on PPET or a material adverse effect on the ability of any Firstin Shareholder to perform any of his or her obligations pursuant to this Agreement.

Section 2.10. Financial Statements. Firstin has or will have prior to the Closing furnished to PPET certain financial statements of Firstin as set forth in Section 4.9 hereof (the "Financial Statements"). The Financial Statements shall be true, correct and complete in all material respects and fairly present the financial condition of Firstin and the results of its operations for the period then ended and shall be prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis.

Section 2.11. Absence of Certain Changes. Since the date of the Financial Statements, there has been no event, change or development which could have a material adverse effect on Firstin.

Section 2.12. Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements, as of and for the period reflected therein, Firstin was not on that date subject to, and since that date Firstin has not incurred, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or un liquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of a kind required by generally accepted accounting principles to be reflected or reserved against on a financial statement ("Liabilities"), which individually or in the aggregate exceeds $10,000.

Section 2.13. Operations of Firstin. Except as contemplated by this Agreement, since the date of the Financial Statements, Firstin has not: (a) amended its Articles of Incorporation or By-laws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business; (b) issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness; (c)incurred any indebtedness for borrowed money or incurred or assumed any other liability in excess of S10,000 in any one case (or, in the aggregate, in the case of any related series of occurrences) or $25,000 in the aggregate; (d) declared or paid any dividends or declared or made any other distributions of any kind to its stockholders; (e) made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or generally accepted accounting principles; (f) made any loan or advance to any of its stockholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business; (g) entered into any lease (as lessor or lessee) under which Firstin is obligated to make or would receive payments in any one year of $10,000 or more; sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any lien on any of its assets or properties; entered into or amended any contracts to which it is a party, or by or to which it or its assets or properties are bound or subject; (h) made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person or entity; (i) paid, directly or indirectly, any of its material liabilities before the

same became due in accordance with its terms or otherwise than in the ordinary course of business; (j) terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise of Firstin); or (k) entered into any other contract or other transaction that materially increases the Liabilities of Firstin.

Section 2.14 Compliance with Laws. Firstin is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any Federal, provincial, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Firstin, neither Firstin nor any Firstin Shareholder has received written notice that any violation is being alleged.

Section 2.15. Actions and Proceedings. Other than the litigation previously disclosed involving claims by Source Evolution, Inc., Openface Internet, Inc., Heenan Blaikie, LLP., and Langlois Kronstrom Desjardins s.e.n.c.r.l avocats, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Firstin, or against or involving any of the Firstin Shares. There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of any of the Firstin Shareholders threatened against or involving Firstin other than those mentioned above.

Section 2.16. Contracts. (a) Exhibit B sets forth all of the contracts hereinafter in this Section 2.16 referred to, to which Firstin is a party or by or to which Firstin or its assets or properties are bound or subject:

(i) Contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $10,000 or more per annum, or providing for the payment of fees or other consideration in excess of $10,000 in the aggregate to any officer or director of Firstin, or to any other entity in which Firstin has an interest;

(ii) Contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or predetermination clause or that can be cancelled without liability, premium or penalty only on ninety days' or more notice;

(iii) Contract for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv) Contracts (including with limitation, leases of real property) calling for an aggregate purchase price or payments in any one year of more than $10,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v) Contracts relating to the acquisition by Firstin of any operating business of, or the disposition of any operating business by, any other person;

(vi) executor Contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii) Contracts under which it agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $10,000, or to share tax liability of any party;

(viii) Contracts containing covenants of Firstin not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Firstin in any line of business or in any geographical area;

(ix) Contracts relating to the making of any loan by Firstin;

(x) Contracts relating to the borrowing of money by Firstin or the direct or indirect guaranty by Firstin of any obligation for, or an agreement by Firstin to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other person, including, without limitation, (a) any contract relating to the maintenance of balances, (b) any contract with respect to lines of credit, (c) any contract to advance or supply funds to any other person other than in the ordinary course of business, (d) any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered, (e) any keep-well, make-whole or maintenance of working capital or earnings or similar contract, or (f) any guaranty with respect to any lease or other similar periodic payments to be made by any other person;

(xi) Contracts for or relating to computers, computer equipment, computer software or computer services; and

(xii) any other material contract whether or not made in the ordinary course of business.

(b) There have been delivered or made available to PPET true, correct and complete copies of each of the contracts set forth in Exhibit B. Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither Firstin nor any of Firstin's other affiliates, as the case may be, is in default in any respect under any of them.

Section 2.17. Liens. Firstin has marketable title to all of its assets and properties free and clear of any lien.

Section 2.18. Officers, Directors and Key Employees. Firstin does not have any contract or agreement with any of its officers, directors, employees or consultants whose annual salary equals or exceeds $25,000 or who received or has accrued in respect of such period a bonus equal to or in excess of $5,000; and Firstin does not have any commitments or contracts to increase the wages or to modify the condition or terms of employment or consultancy of any of the employees or consultants of Firstin, including the aggregate cost to Firstin of all such commitments or contracts.

Section 2.19. Brokerage. No brokerage fees are to be paid in relation to this transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PPET

PPET represents and warrants to Firstin and to the Firstin Shareholders as follows:

Section 3.01. Organization, Standing and Authority of PPET. PPET is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own or lease its assets as now owned or leased by it and to otherwise conduct its business. All corporate proceedings required by law or by the provisions of this Agreement to be taken by PPET on or before the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been or will be duly and validly taken.

Section 3.02. Execution and Delivery. This Agreement has been duly authorized, executed and delivered by PPET and constitutes the valid and binding agreement of PPET enforceable against PPET in accordance with its terms.

Section 3.03. Consents and Approvals. The execution, delivery and performance by PPET of this Agreement and the consummation by PPET of the transactions contemplated hereby do not require PPET to obtain any consent, approval or action of, or make any filing with or give any notice to, any person.

Section 3.04. No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not: (a) violate any provision of the Certificate of Incorporation, By-laws or other organizational document of PPET; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which PPET is a party or by or to which its assets or properties may be bound or subject; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon PPET or upon the securities, assets or business of PPET; or (d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to PPET or to the securities, properties or business of PPET.

Section 3.05. Capitalization. The authorized capital of PPET consists of 90,000,000 shares common stock, par value $0.001, of which a total of 19,565,104 shares are issued and outstanding (Pre-Reverse Stock Split). After the Reverse Stock Split, the authorized capital of PPET shall consist of 90,000,000 shares of common stock, par value $0.001, of which a total of 79,314 shares will be issued and outstanding. The PPET Shares are the only class of PPET's capital stock that is outstanding. All of the outstanding PPET Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no outstanding options or warrants of PPET.

Section 3.06. Brokerage. No broker or finder has acted, directly or indirectly, for PPET, nor has PPET incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

Section 3.07. Certificate of Incorporation and By-Laws. PPET has heretofore delivered to Firstin and the Firstin Shareholders true, correct and complete copies of the Certificate of Incorporation and By-laws or comparable instruments of PPET.

Section 3.08. Status of PPET Shares. Upon consummation of the transactions contemplated by this Agreement, the PPET Shares to be issued to the Firstin Shareholders, when issued and delivered, will be free of any and all liens, claims or encumbrances.

Section 3.09. No Bankruptcy. Neither PPET nor its assets are the subject of any proceeding involving either a voluntary or an involuntary bankruptcy, insolvency or receivership.

Section 3.10. Absence of Certain Changes. Since August 30, 2012, there has not been any material adverse change in the financial condition, assets or liabilities of PPET, and PPET has not:

(a) Engaged in any material transaction outside the ordinary course of business;

(b) Made any capital expenditures other than in the ordinary course of business;

(c) Paid, loaned or advanced (other than the payment of salaries or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any properties or assets to or entered into any other transactions with any of its officers or directors, any of its affiliates, or any officer or director of its affiliates;

(d) Made any material change in any method of accounting or accounting practice;

(e) Incurred any material indebtedness or leasehold expense in excess of $5,000;

(f) Entered into any material guaranties or otherwise incurred or suffered to exist any material contingent liabilities;

(g) Paid or declared any dividend or other distribution in respect of its capital stock, or set aside any sums for the payment of any such dividend or other distribution, other than certain debts of Firstin which have been converted into shares of Firstin;

(h) Agreed, whether in writing or otherwise, to do any of the foregoing; or

(i) Suffered any labor trouble or any controversies with any of its employees.

Section 3.11. Contracts and Commitments. All agreements which materially affect PPET to which PPET is a party or by which PPET or any of its property is bound which exist as of the date of execution of this Agreement have been reviewed by the parties and PPET is not in default with respect to any material term or condition of any such contract, nor has any event occurred

which through the passage of time or the giving of notice, or both, would constitute a default hereunder.

Section 3.12. Compliance with Laws. To its knowledge, PPET is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any Federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on PPET and PPET has not received written notice that any violation is being alleged.

Section 3.13. Stop Trade Orders. To PPET's knowledge, there are no pending, and there have never been any, stop trade orders issued against PPET or any of its directors or officers or those of any affiliates of PPET by any securities regulatory authority in the United States.

Section 3.14. Regulatory Investigations. To PPET's knowledge, there are no investigations or inquiries pending against PPET or its directors or officers by any stock exchange, securities regulatory authority, taxing authority or any other governmental department or agency.

Section 3.15 Corporate Records. All of the minute books and corporate and financial records of PPET are, or prior to the Closing will be made available for review. In the event of the absence of a complete minute book, representation and warranty by the board of directors shall take precedence over the minute book and shall be incorporated to the minute book.

Section 3.16. Material Information. This Agreement and all other information provided in writing by PPET or its representatives thereof to the shareholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.

Section 3.17. Reverse Stock Split. PPET shall have effected with FINRA a reverse stock split of 250:1, which shall reduce the total issued and outstanding PPET Shares to 79,314. The issuance of the PPET Shares to the Firstin Shareholders in accordance with the terms and provisions of this Agreement shall occur after the reverse stock split.

ARTICLE IV
COVENANTS AND AGREEMENTS

The Firstin Shareholders, Firstin and PPET covenant and agree as follows:

Section 4.01. Conduct of Business in the Ordinary Course. From the date hereof through the Closing Date, the Firstin Shareholders shall cause Firstin to conduct its business substantially in the manner in which it is currently conducted and, without the prior written consent of PPET, not to enter into any contract described in Section 2.17.

Section 4.02. Preservation of Permits and Services. From the date hereof through the Closing Date, the Firstin Shareholders shall cause Firstin to use its best efforts and PPET shall use its best

efforts to preserve any permits in full force and effect and to keep available the services of their respective present officers, employees, consultants and agents and preserve their goodwill.

Section 4.03. Litigation. (a) From the date hereof through the Closing, the Firstin Shareholders shall notify PPET promptly of any actions or proceedings of the type described in Section 2.15 that from the date hereof are threatened or commenced against Firstin or against any officer, director, employee, properties or assets of Firstin with respect to its affairs, or against any of the Firstin Shares and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

(b) From the date hereof through the Closing, PPET shall notify the Firstin Shareholders promptly of any actions, suits or claims or legal, regulatory, administrative or arbitration proceedings that from the date hereof are threatened or commenced against PPET or against any officer, director, employee, properties or assets of PPET with respect to its affairs and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 4.04. Conduct of the Firstin Shareholders, Firstin and PPET Pending the Closing. From the date hereof through the Closing: (a) the Firstin Shareholders shall use, and the Firstin Shareholders shall cause Firstin to use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article II shall continue to be true and correct on and as of the Closing as if made on and as of the Closing; (b) PPET shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article III shall continue to be true and correct on and as of the Closing as if made on and as of the Closing; (c) the Firstin Shareholders shall promptly notify PPET of any event, condition or circumstance occurring from the date hereof through the Closing that would constitute a violation or breach of this Agreement by the Firstin Shareholders; and (d) PPET shall promptly notify the Firstin Shareholders of any event, condition or circumstance occurring from the date hereof through the Closing that would constitute a violation or breach of this Agreement by PPET.

Section 4.05. Corporate Examinations and Investigations. Prior to the Closing, PPET shall be entitled, through its employees and representatives, to make such investigation of the assets, liabilities, properties, business and operations of Firstin, and such examination of the books, records, tax returns, results of operations and financial condition of Firstin, as PPET wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Firstin Shareholders and Firstin and the employees and representatives of PPET, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such review and examination.

Section 4.06. Acquisition Proposals. From the date hereof through the Closing, neither the Firstin Shareholders nor Firstin, nor any of the officers, directors, affiliates, employees, representatives or agents of Firstin, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter

into any contract with any person, entity or group (other than PPET) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets of Firstin or any disposition of any of the Firstin Shares (other than pursuant to the transactions contemplated by this Agreement) (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. The Firstin Shareholders shall promptly communicate to PPET the terms of any Acquisition Proposal which any of them may receive.

Section 4.07. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

Section 4.08. Amendments. On or prior to the Closing, PPET shall cause all of its officers and directors to resign and appoint André Beauchesne as a director and President, Claude Beauregard as a director, and Robert Desjardins as a director of PPET effective immediately following the Closing.

Section 4.9. Delivery of Financial Statements. On or before the Closing, the Firstin Shareholders shall cause Firstin to provide the following financial statements to PPET, which shall collectively be referred to as the "Financial Statements".

(i) Unaudited balance sheets as of the end of each of the two most recent fiscal years or such shorter period as Firstin (including its predecessors) has been in existence;

(ii) Unaudited statements of income and cash flow for each of the three fiscal years preceding the date of the unaudited balance sheet referred to in (1) above or such shorter period as Firstin (including its predecessors) has been in existence;

Section 4.10. Public Announcements. Except as required by any applicable law, rule or regulation, prior to the Closing, Firstin shall not issue nor permit to be issued any press release or otherwise make or permit to be made any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of PPET.

Section 4.11. Future Reverse Stock Splits. PPET agrees that for a period of twelve months from the date of Closing, PPET shall not affect any reverse stock split of the PPET Shares.

ARTICLE V
CONDITIONS PRECEDENT TO THE OBLIGATION OF PPET TO CLOSE

The obligation of PPET to enter into and complete the Closing is subject, at PPET's option acting in accordance with the provisions of this Agreement with respect to the termination hereof, to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by it, to the extent permitted by law.

Section 5.01. Representations and Covenants. The representations and warranties of the Firstin Shareholders contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as though made on and as of the Closing, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period. The Firstin Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing. The Firstin Shareholders shall have delivered to PPET a certificate dated the Closing, and signed by each Firstin Shareholder to the foregoing effect.

Section 5.02. Governmental Permits and Approvals. All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by Firstin to continue to be carried on by Firstin substantially in the same manner immediately following the Closing shall have been obtained and shall be in full force and effect and without conditions or limitations reasonably unacceptable to PPET, and PPET shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents, permits and licenses. There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing the transactions contemplated by this Agreement.

Section 5.03. Third Party Consents. All consents, permits and approvals from parties to contracts with Firstin that may be required in connections with the performance by the Firstin Shareholders of their obligations under this Agreement or the continuance of such contracts with Firstin in full force and effect after the Closing shall have been obtained.

Section 5.04. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on Firstin.

Section 5.05. No Change in Capitalization. On the Closing, the capitalization of Firstin shall be as represented in Section 2.02.

Section 5.06. Board and Shareholder Approval. Prior to the Closing, Firstin will obtain from its Board of Directors and from the majority of Firstin Shareholders approval of this Agreement and the transactions contemplated hereby.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE FIRSTIN SHAREHOLDERS TO CLOSE

The obligation of the Firstin Shareholders to enter into and complete the Closing is subject, at the Firstin Shareholders' option acting in accordance with the provisions of this Agreement with respect to the termination hereof, to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by it, to the extent permitted by law.

Section 6.01. Representations and Covenants. The representations and warranties of PPET contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as though made on and as of the Closing, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period. PPET shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing. PPET shall have delivered to the Firstin Shareholders a certificate dated the Closing, and signed by an appropriate officer of PPET to the foregoing effect.

Section 6.02. No Change in Capitalization. On the Closing, the capitalization of PPET shall be as represented in Section 3.05, plus the issuances as contemplated in Section 4.10 hereof.

Section 6.03. Resignation of Current Directors. At the Closing, PPET shall deliver or cause to be delivered the resignations of PPET's officers and directors. At the Closing, PPET shall also cause André Beauchesne, Claude Beauregard, and Robert Desjardins of Firstin or any other nominees of Firstin to be nominated and elected to PPET's Board of Directors and further cause André Beauchesne or any other Firstin nominees to be appointed as executive officers of PPET.

Section 6.04. Filing of Periodic Reports. PPET is not a mandatory reporting company under the Securities and Exchange Act of 1934.

Section 6.05. Quotation on OTC. PPET is traded on the OTC Markets, known as Pink Sheets, under the ticker symbol PPET.

Section 6.06. Financial Liabilities at Closing. As of the Closing, PPET shall have no assets and no liabilities with the exception of that certain debt in the principle amount of $32,500 plus interest (the "Debt") which Debt is due and owing to certain debt holders (collectively, the "Debt Holders"), and which Debt shall be settled within ninety (90) days from the Closing in accordance with the terms and provisions of those certain settlement agreements between PPET and the Debt Holders pursuant to the issuance of shares of common stock of PPET.

Section 6.07. Board Approval. PPET has obtained the approval of its Board of Directors of this Agreement and the transactions contemplated hereby, and has duly authorized, approved and adopted this Agreement and the taking of all such action as may be required on the part of PPET to carry out and consummate the transactions and operations contemplated by this Agreement.

Section 6.08. Indebtedness to and from Officers, Directors, and Stockholders. PPET is not indebted to any officer, director, or stockholder of PPET in any amount whatsoever other.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Timing. Time is of the essence of this Agreement and each party hereto agrees and covenants to use their reasonably best efforts to complete the transaction contemplated hereby in a timely manner.

Section 7.2 Additional Documentation. The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

Section 7.3 Assignment. This agreement may not be assigned by any party hereto without the prior written consent of all parties to this Agreement.

Section 7.4 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together constitute one and the same instrument.

Section 7.5 Expenses. Each party will pay its legal expenses incurred in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

Section 7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law.

IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

FIRSTIN WIRELESS TECHNOLOGY, INC.

André Beauchesne, President
Date: January 23rd, 2013

PASSIONATE PET, INC.

Renee Galizio, CEO and Sole Director
Date: January 24, 2013

SCHEDULE A

SHARES TO BE PURCHASED BY PASSIONATE PET, INC. FROM THE SHAREHOLDERS OF FIRSTIN WIRELESS, INC.

Name	Shares To Be Purchased
176470 Canada, Inc.	1,362,226
6149707 Canada, Inc.	1,363,410
Gestion Financière Claude R. Beauregard, Inc.	1,110,436
Gerald Erbstein	1,012,500
Cara Ladenheim	550,000
John Defalco	450,000
Yves Dupras	50,000
Diane Kirschner	44,444
Cathy Cockerton	45,000
Sarah Cunnyghhame	44,444
Phillip Battaglia	108,011
Dean Fisher	200,000
Nicholas Budnik	300,000
Damian Christiani	55,560
Perry Theoharris	100,000
Kazimierz Gruchaila	120,000
Benoit Morin	493,333
Robert Boisjoli	60,000
Michael Pesner Entreprises Inc	60,000
Jean François Perrault	20,000
Panthéon Properties	60,000
Jamal El Hage	15,000
4420855 Canada Inc	560,917
Jemseg Capital Trust	23,000
6329241 Canada Inc	60,000
Robert Desjardins	1,671,482
Target Cast	60,000
Louisette Laplante	333,548
Gabriel Didomenicantonio	2,863,265
Alain Turgeon	226,667
Robert Lacroix	366,666
Jean-Pierre Gouin	405,328
Gestion Jacques Landry	342,833
Pierre Yves Cossette	476,166
Denis Leblanc	414,683
Daniel St-Cyr	391,217
Jean-Claude Pilon	2,523,954
Louis Bélair	2,331,945
Guy L'africain	22,222

Name	Shares To Be Purchased
139845 Canada Inc.	111,112
3354717 Canada, Inc.	2,027,865
Neo Informatics Corporation	1,548,438
Pierre Cardinal	487,500
Claude Beauregard	5,718,194
Soo Yong Ha	685,630
Primrose Capital inc.	110,000
Fiducie A Beauchesnes	1,913,688
9115-1498 Québec inc.	233,863
Gundyco ITF J.-C.Pilon	33,333
9154-6986 Québec Inc.	233,863
Robert Desbiens	467,727
2741-3319 Québec Inc.	60,334
André Beauchesne	1,928,503
First Telco	50,153
Louis Lapointe	2,946,319
Gestion André Beauchesne	955,215
Pierre Cardinal	46,547
Gestion Denis Fauteux	1,454,167
Youniversal	33,333
Trottier	583,333
Gaulin	583,333
Laferrière	583,333
Sebastien Lamgueboise	660,000
Daniel St-Cyr	300,000
Denis Leblanc	133,333
Daniel Trudeau	1,800,000
Fractal Corp.	2,000,000
Noosa Capital Corp	3,000,000
Ingénium	1,000,000
Simpliciti	4,000,000
Total Shares	**56,387,373 Common Shares**

[*Schedule A continued on the next page*]

SHARES TO BE ISSUED FROM THE TREASURY OF PASSIONATE PET, INC.

Name	Shares To Be Issued
176470 Canada, Inc.	1,389,105
6149707 Canada, Inc.	1,390,313
Gestion Financière Claude R. Beauregard, Inc.	1,132,347
Gerald Erbstein	1,032,478
Cara Ladenheim	560,853
John Defalco	458,879
Yves Dupras	50,987
Diane Kirschner	45,321
Cathy Cockerton	45,888
Sarah Cunnyghhame	45,321
Phillip Battaglia	110,142
Dean Fisher	203,946
Nicholas Budnik	305,920
Damian Christiani	56,656
Perry Theoharris	101,979
Kazimierz Gruchaila	122,368
Benoit Morin	503,067
Robert Boisjoli	61,184
Michael Pesner Entreprises Inc	61,184
Jean François Perrault	20,395
Panthéon Properties	61,184
Jamal El Hage	15,296
4420855 Canada Inc	571,985
Jemseg Capital Trust	23,454
6329241 Canada Inc	61,184
Robert Desjardins	1,704,463
Target Cast	61,184
Louisette Laplante	340,130
Gabriel Didomenicantonio	2,919,763
Alain Turgeon	231,140
Robert Lacroix	373,901
Jean-Pierre Gouin	413,326
Gestion Jacques Landry	349,598
Pierre Yves Cossette	485,562
Denis Leblanc	422,865
Daniel St-Cyr	398,936
Jean-Claude Pilon	2,573,756
Louis Bélair	2,377,959
Guy L'africain	22,660

139845 Canada Inc.	113,304
Name	Shares To Be Issued
3354717 Canada, Inc.	2,067,879
Neo Informatics Corporation	1,578,992
Pierre Cardinal	497,119
Claude Beauregard	5,831,025
Soo Yong Ha	699,159
Primrose Capital inc.	112,171
Fiducie A Beauchesnes	1,951,449
9115-1498 Québec inc.	238,478
Gundyco ITF J.-C.Pilon	33,991
9154-6986 Québec Inc.	238,478
Robert Desbiens	476,956
2741-3319 Québec Inc.	61,525
André Beauchesne	1,966,556
First Telco	51,143
Louis Lapointe	3,004,455
Gestion André Beauchesne	974,063
Pierre Cardinal	47,465
Gestion Denis Fauteux	1,482,860
Youniversal	33,991
Trottier	594,843
Gaulin	594,843
Laferrière	594,843
Sebastien Lamgueboise	673,023
Daniel St-Cyr	305,920
Denis Leblanc	135,964
Daniel Trudeau	1,835,517
Fractal Corp.	2,039,464
Noosa Capital Corp	3,059,196
Ingénium	1,019,732
Simpliciti	4,078,927
Total Shares	**57,500,000 Common Shares**

SCHEDULE B
CONTRACTS